Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PALM, INC.

Palm, Inc., a Delaware corporation (the “Company”), does hereby certify that:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The Certificate of Incorporation is hereby amended by adding the following Article XI:

ARTICLE XI

Notwithstanding anything to the contrary contained herein, in addition to any approvals otherwise required under this Certificate of Incorporation or applicable law, so long as Elevation and its Affiliates Beneficially Own at least 15% of the Total Voting Power of the Company, any transaction which if consummated would result in a Change of Control Transaction in which the acquiring counterparty is (a) Elevation or an Affiliate of Elevation or (b) a member of a 13D Group of which Elevation or an Affiliate of Elevation is also a member (including, for the avoidance of doubt, any merger with or into the Company of Elevation or an Affiliate of Elevation which results in a Change of Control Transaction), shall require the approval of the holders of a majority of the outstanding shares of the Common Stock not Beneficially Owned by Elevation or any of its 12b-2 Affiliates.

In addition to any approvals otherwise required under this Certificate of Incorporation or applicable law, any amendment to this Article XI shall require the approval of the holders of a majority of the outstanding shares of the Common Stock not Beneficially Owned by Elevation or any of its 12b-2 Affiliates.

For purposes of this Article XI only:

“Affiliate” shall have the meaning ascribed thereto in the Stockholders’ Agreement.

“Beneficially Owned” and “Beneficial Ownership” shall have the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and beneficial ownership of a person or entity of securities will be calculated in accordance with the provisions of such rule.

“Change of Control Transaction” shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have Beneficial Ownership of voting securities representing less than 50% of the Total Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 50% or more of the Total Voting Power of the Company; or (iii) a sale of all or substantially all of the assets of the Company (in one or a series of related transactions).

“Elevation” shall mean Elevation Partners, L.P., a Delaware limited partnership.

“Stockholders’ Agreement” means the stockholders’ agreement, dated October 24, 2007, by and among the Company, Elevation and Elevation Employee Side Fund, L.L.C., a Delaware limited liability company, as it may be amended from time to time in accordance with the terms thereof.

“13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) of the rules and regulations promulgated under the Exchange Act or a Schedule 13G of the rules and regulations promulgated under the Exchange Act pursuant to Rule 13d-1(c) of the rules and regulations promulgated under the Exchange Act with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Total Voting Power” shall mean, with respect to any entity, at the time of determination of Total Voting Power, the total number of votes which may be cast on a general matter of the entity at which all classes of equity voting securities of the entity are entitled to vote.

“12b-2 Affiliate” shall mean, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such other person remains so associated to such specified person (provided, however, that the Company shall not be deemed a “12b-2 Affiliate” of Elevation).

“Voting Stock” shall mean means shares of the Common Stock, Series B Preferred Stock and any other securities of the Company or its successor having the power to vote in the election of members of the Board of the Company or its successor.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 23rd day of October, 2007.

PALM, INC.

By:	/s/ Andrew J. Brown
Name:	Andrew J. Brown
Title:	Senior Vice President and CFO